EXHIBIT 99.1

                                 PRESS RELEASE


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Northwest Bancorp, Inc.
Liberty and Second Streets
Warren, Pennsylvania 16365

FOR IMMEDIATE RELEASE

CONTACT:
William J. Wagner
President and Chief Executive Officer
Northwest Bancorp, Inc.
TEL: (814) 726-2140

NORTHWEST BANCORP, INC. COMPLETES ACQUISITION OF FIRST BELL BANCORP, INC.

         WARREN, Pa. September 2, 2003. Northwest Bancorp, Inc., (Nasdaq: NWSB -
News), the holding company for Northwest Savings Bank and Jamestown Savings Bank, announced today that it has completed the acquisition of First Bell Bancorp, Inc., and its wholly-owned subsidiary, Bell Federal Savings and Loan Association of Bellevue, based in Pittsburgh, Pennsylvania.

         William J. Wagner, President and Chief Executive Officer of Northwest Bancorp and Northwest Savings Bank, stated, "The completion of this acquisition significantly expands Northwest's presence in the Allegheny County, Pennsylvania market area by adding offices in Bellevue, Wexford, Ross Township, Sewickley, downtown Pittsburgh, Mt. Lebanon and Oakland. Bell Federal Savings and Loan will continue to operate under the Bell Federal name until mid-October, at which time it will be integrated into Northwest and carry the Northwest name. Following this integration, Northwest's current customers will benefit greatly by the addition of seven new branch offices at which they can transact business. In addition, Bell Federal customers will benefit from their access to Northwest's network of offices, which will now include 13 in Allegheny County, and Northwest's complete line of banking, investment and lending products and services. We are pleased that the Board of Directors of First Bell chose Northwest as a merger partner. We look forward to continuing their tradition of community banking in Allegheny County."

         On August 21, 2003, Northwest announced that it had concluded a subscription offering and community offering of its common stock and had received orders in excess of $115 million, the maximum amount that could be sold under the terms of the offering. The offering was closed on August 25, 2003 with $115 million, or 7,255,520 shares, of stock being sold at a price of $15.85 per share.

         Northwest Bancorp, Inc. is headquartered in Warren, Pennsylvania and, including these 7 new offices, operates 136 banking locations in Pennsylvania and Ohio through its subsidiary, Northwest Savings Bank. In addition, it operates 8 banking locations in southern New York through its subsidiary, Jamestown Savings Bank. The Company also operates Northwest Consumer Discount Company with 47 consumer finance offices located throughout Pennsylvania and two consumer finance offices in New York.

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         Additional   information  regarding  Northwest  Bancorp,  Inc.  can  be accessed on-line at www.northwestsavingsbank.com.

         This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Projections about future events are subject to risk and uncertainties that could cause actual results to differ materially. Factors that might cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.